NEWS RELEASE

ViewCast Contact: Laurie L. Latham Chief Financial Officer Tel: +1 (972) 488-7200	PR Agency Contact: Jessie Glockner Rainier Communications Tel: +1 (508) 475-0025 x140 E-mail: jglockner@rainierco.com	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

ViewCast Reports 2009 Fourth Quarter Results

PLANO, Texas – March 31, 2010 - ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the transformation, management and delivery of digital media over IP and mobile networks, today reported its results for the fourth quarter and full year ended December 31, 2009.

Results for the fourth quarter included the return to positive sequential revenue growth, sales increases in all product categories over the 2009 third quarter, important product advancements and the continued establishment of key distribution partnerships in strategic global markets.

Fourth Quarter Financial Results
Revenues for the 2009 fourth quarter were $3.4 million compared to $4.3 million in the fourth quarter 2008, but sequentially up 16 percent from the 2009 third quarter sales of $3.0 million. Sales were down from the prior year period due to generally soft economic conditions that adversely affected all of the Company’s global regions and channels as customers cancelled or delayed plans for business expansion or new media initiatives.

ViewCast President and Chief Executive Officer Dave Stoner said, “Our sales volume reversed its trend back to positive growth during the fourth quarter of 2009 and we expect that trend to continue for the 2010 year.  We can now see evidence of increases in sales of all product lines taking hold, as we have seen a greater than 30 percent increase in booked orders received in the first quarter of 2010 compared to the fourth quarter of 2009 providing us backlog into the second quarter. Although Q4 is typically a higher sales quarter than Q1, we expect sequential growth in the first quarter of 2010.”

Gross profit was $2.2 million, or 63 percent of revenues, in the fourth quarter 2009, compared to $3.0 million, or 69 percent of revenues, in fourth quarter 2008.  The decline in gross profit percentage was principally due to a change in revenue mix with lower Osprey sales, a higher percentage of sales derived from OEM system products and additional revenue coming from licenses, support and professional services related to Ancept digital asset management customers.

Operating expenses for fourth quarter 2009 were $2.4 million, compared to $3.0 million for fourth quarter 2008.  The operating loss for the fourth quarter 2009 was $275,000, compared to operating loss of $2,100 for fourth quarter 2008.  Total operating expenses for the fourth quarter of 2009 declined by $223,000 from the third quarter of 2009 and by $516,000 from the fourth quarter of 2008 due to reductions in expenses and headcount initiated during the second quarter of 2009.  These second quarter actions along with other recent expense reductions saved the Company approximately $1.2 million over the second half of the year compared to the first half of 2009.

Net loss for fourth quarter 2009 was $301,000 compared to net loss of $42,000 in the fourth quarter of 2008. After preferred dividends, the fourth quarter 2009 net loss per share applicable to the common shareholders was $(0.01) per share on a fully diluted basis compared to net loss per share applicable to the common shareholders of $(0.01) per share on a fully diluted basis, in the fourth quarter of 2008.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2009 fourth quarter was $(56,000), compared to $127,000 in the 2008 fourth quarter. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company’s overall performance and considers as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company’s reported financial results or other financial information prepared in accordance with GAAP.

Highlights of the Quarter

Important operational progress made in the fourth quarter and subsequent weeks included:
•	Initial customer shipment of the Niagara 7500 high definition encoder, supporting delivery of high definition content over broadband networks in Microsoft Windows Media and Adobe H.264 Flash formats.
•	The release of Niagara SCX 6.1 Streaming Media Management Software, supporting H.264 Flash encoding across the Niagara product line.
•	TVTI Video Technologies Inc. selection of ViewCast’s award-winning Osprey® 700e HD video capture cards to underpin the company’s video analytics solutions and services for professional sports teams.
•	The selection by French-German cultural channel ARTE (Association Relative à la Télévision Européenne) of the ViewCast Media Platform (VMp™) to manage its growing media assets.
•	Streaming Media magazine’s 2009 Readers’ Choice Awards in the Hardware Encoder (SD) category for the Niagara® Pro II.
•
ViewCast further extended its presence in India by designating Rahul Commerce, a leading distributor of multimedia technology in India and previously a ViewCast reseller, as a master distributor of ViewCast solutions.

Year-End Financial Results
Revenues for 2009 were $13.9 million compared to $17.4 million for 2008. Gross profit was $8.8 million, or 63 percent of revenues, in 2009, compared to $11.9 million, or 69 percent of revenues, in 2008.

Operating expenses for 2009 were $11.4 million, compared to $11.2 million for the year-earlier.  The operating loss for 2009 was $2.7 million, compared to operating income of $693,000 for the prior year.

Net loss for 2009 was $2.8 million compared to net income of $531,000 in 2008.  After preferred dividends, the net loss per share applicable to the common shareholders for 2009 was $(0.10) per share on a fully diluted basis compared to a net loss of $(0.01) for the prior year.

EBITDA for 2009 was $(1.9) million, compared to $1.2 million in 2008.

ViewCast President and Chief Executive Officer Dave Stoner said, “The fourth quarter marked an important milestone in the Company’s recovery as the product development and marketing infrastructure advancements we made during the past 18 months began to bear fruit and as our key markets began to show an uptick.  We believe we are well positioned to return to regular quarterly growth and improving financial results. Our goal in the first part of 2010 is to further capitalize on positive trends as we launch new sales initiatives, introduce the product advancements necessary to stay ahead of the competition and seek new products and technologies to better utilize our distribution network.”

CFO Laurie Latham said that the Company had working capital of $2.1 million at December 31, 2009, compared to $4.8 million at the end of 2008 and with increasing sales and lower expense levels entering 2010, expects to see growth in working capital assets supplemented by access to the Company’s line of credit.

Conference Call Information
A conference call with management is scheduled today at 11:00 a.m. EDT to discuss the Company’s financial results, business strategy and outlook. The call may be accessed by dialing 877-941-8416 five minutes prior to the scheduled start time and referencing ViewCast. Callers outside the United States may dial +1-480-629-9808 for access. In addition, a live audio webcast of the call will be available at http://www.viewcast.com/irconferencecall. An archive of the webcast will be available at the same web page beginning approximately 30 minutes after the end of the call.

About ViewCast Corporation
ViewCast’s award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music and other video content to computers and mobile devices, empowering broadcasters, businesses and governments to easily and effectively reach and expand their audiences. With more than 350,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara® streaming appliances, Osprey® video capture cards, and Niagara SCX® encoding and management software provide the highly reliable technology required to deliver the multi-platform experiences driving today’s digital media market.

ViewCast, Niagara, Niagara SCX, and SimulStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks appearing herein are the property of their respective owners.

Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company’s products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties’ patents, changes in government regulations and whether the acquisition of Ancept’s assets is successfully integrated.  All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

Financial Tables Follow

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$3,445,366	$4,302,665	$13,905,860	$17,362,212

Cost of sales	1,270,897	1,339,130	5,123,186	5,434,289

Gross profit	2,174,469	2,963,535	8,782,674	11,927,923

Total operating expenses	2,449,894	2,965,639	11,446,605	11,234,726

Operating income (loss)	(275,425)	(2,104)	(2,663,931)	693,197

Total other expense	43,818	39,572	154,190	150,692

Income tax (benefit) expense	(17,774)	-	(17,774)	11,400

Net income (loss)	$(301,469)	$(41,676)	$(2,800,347)	$531,105

Preferred dividends	205,000	205,000	820,000	820,029

Net loss applicable to common stockholders	$(506,469)	$(246,676)	$(3,620,347)	$(288,924)

Net loss per common share:
Basic and Diluted	$(0.01)	$(0.01)	$(0.10)	$(0.01)

Weighted Average number of common shares outstanding:
Basic and Diluted	35,853,831	32,150,171	35,171,107	32,110,458

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income (loss)	$(301,469)	$(41,676)	$(2,800,347)	$531,105

Depreciation and amortization	219,833	129,081	789,428	479,456

Total other and income tax expense	26,044	39,572	136,416	162,092

EBITDA	$(55,592)	$126,977	$(1,874,503)	$1,172,653

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